Farmer Mac Accepted as a Counterparty to
Federal Reserve Bank of New York’s
Reverse Repurchase Facility

WASHINGTON, January 20, 2015 —The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) announced today that the company has been accepted as a counterparty to the Federal Reserve Bank of New York’s (“FRBNY”) Reverse Repurchase Facility effective January 16, 2015. Farmer Mac had submitted its application to the FRBNY in November 2014 as part of its cash management and liquidity initiative that was introduced in the second quarter of 2014.

Farmer Mac’s Senior Vice President and Chief Financial Officer Dale Lynch commented, “As discussed for the past couple of quarters, we implemented our cash management and liquidity initiative to enable Farmer Mac to apply to this facility, and we are very pleased to have been accepted as a counterparty by the FRBNY. Farmer Mac’s relationship with the FRBNY provides us with the opportunity to deal with the highest quality counterparty.”

About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Chris Bohanon, Media Inquiries
(202) 872-7700

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